Exhibit 99.1
THE J. M. SMUCKER COMPANY ANNOUNCES
ADOPTION OF SHAREHOLDER RIGHTS PLAN
Orrville, Ohio, May 20, 2009 – The J. M. Smucker Company (NYSE: SJM) announced today that its Board of Directors has adopted a new Shareholder Rights Plan (the “Plan”). The new Plan replaces the rights plan adopted by the Company in 1999. Under the new Plan, the Company will distribute rights as a dividend to its shareholders at the rate of one right for each common share held of record on June 2, 2009.
According to Tim Smucker, Chairman of the Board and Co-Chief Executive Officer, “The Company’s Board of Directors today authorized the Plan after thoughtful and thorough analysis and consideration. The adoption of the Plan remains consistent with our Basic Belief of Independence.”
Richard Smucker, the Company’s Executive Chairman and Co-Chief Executive Officer commented further, “Our Board of Directors and senior management continue to believe that the long-term interests of the Company and all of its constituents have been, and will continue to be, best served by the stewardship of the Company’s family of leading icon brands by a management team led by the Smucker family.”
Under the Plan, the rights will initially trade together with the Company’s common shares and will not be exercisable. In the absence of further action by the Board of Directors, the rights generally will become exercisable and allow the holder to acquire common shares of the Company at a discounted price if a person or group (other than members of the Smucker family) acquires 10% or more of the Company’s outstanding common shares. Rights held by persons who exceed that threshold will be void.
The Board of Directors may, at its option, redeem all rights for $0.001 per right, generally at any time prior to the rights becoming exercisable. The rights will expire on June 2, 2019, unless earlier redeemed, exchanged, or amended.
The issuance of the rights is not a taxable event, will not affect the Company’s reported financial condition or results of operations (including earnings per share), and will not change the manner in which the Company’s common shares are currently traded.
About The J. M. Smucker Company
For more than 100 years, The J. M. Smucker Company has been committed to offering consumers quality products that help families create memorable mealtime moments. Today, Smucker is the leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker’s®, Folgers®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation®, Europe’s Best® and Bick’s® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago. The Company has appeared on FORTUNE Magazine’s list of the 100 Best

Companies to Work For in the United States 11 times, ranking number one in 2004. For more information about the Company, visit www.smuckers.com.
Contacts:
The J. M. Smucker Company
(330) 682-3000
Investors:
Mark R. Belgya
Vice President and Chief Financial Officer
Sonal P. Robinson
Director, Corporate Finance and Investor Relations
Media Contact:
Maribeth Badertscher
Director, Corporate Communications
The J. M. Smucker Company is the owner of all trademarks, except Pillsbury is a trademark of The Pillsbury Company, used under license and Carnation is a trademark of Societe des Produits Nestle S.A., used under license.